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                                                                       Exhibit 5



                             [ARENT FOX LETTERHEAD]




                                October 19, 1995




The Board of Trustees
Washington Real Estate Investment Trust
10400 Connecticut Avenue
Kensington, Maryland 20895

Gentlemen:

         We have acted as counsel to Washington Real Estate Investment Trust (the "Trust") with respect to the Trust's Registration Statement on Form S-8, filed by the Trust with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933 of 1,295,426 Shares of Beneficial Interest, no par value (the "Shares").

         As counsel to the Trust, we have examined the Trust's Declaration of Trust, as amended (the "Declaration of Trust"), and such records, certificates and other documents of the Trust, as well as relevant statutes, regulations, published rulings and such questions of law, as we considered necessary or appropriate for the purpose of this opinion.

         We assume that, prior to the sale of any Shares to which the Registration Statement relates, appropriate action will be taken to register and qualify such Shares for sale, to the extent necessary, under any applicable state securities laws.

         Based on the foregoing, we are of the opinion that the 1,226,335 Shares subject to the Washington Real Estate Investment Trust 1991 Incentive Stock Option Plan, the 60,000 Shares remaining subject to the Nonqualified Stock Option Agreement dated June 27, 1990 and the 9,091 Shares subject to the Nonqualified Stock Option Agreement dated December 14, 1994, when issued and paid for in accordance with the terms thereof, will be validly issued, fully paid and, subject to the following paragraph, nonassessable.

         The Declaration of Trust provides that no shareholder shall be personally liable in connection with the Trust's property or the affairs of the Trust. The Declaration of Trust further provides that the Trust shall indemnify and hold harmless shareholders against all claims and liabilities and related reasonable expenses to which they become subject by reason of their being or having been shareholders. In addition, the Trust, as a matter of practice, inserts a clause in
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The Board of Trustees
Washington Real Estate Investment Trust
October 19, 1995
Page 2


its business, management and other contracts that provides that shareholders shall not be personally liable thereunder. In our opinion, no personal liability will attach to the Trust's shareholders for contract claims under any contract containing such a clause where adequate notice is given. However, in respect to tort claims and contract claims where shareholders liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Trust.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations thereunder.


                                  Very truly yours,

                                  ARENT FOX KINTNER PLOTKIN & KAHN



                                  By:     /s/ Jeffrey E. Jordan
                                          --------------------------------
                                          Jeffrey E. Jordan